Exhibit 99.1

Investment Community Conference Call

Wednesday, November 9, 2005, 4:00 PM Eastern

Operator:

“Good Afternoon, Ladies and Gentlemen, and welcome to the QuadraMed Investor conference call. Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question-and-answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation. Let me take a moment to reference QuadraMed’s Safe Harbor Statement under the Private Securities Litigation Reform Act. The presentations made during this conference call contain forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission. At this time I would like to introduce Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.”

Keith B. Hagen:

Thank you very much, Tulare. Good afternoon, Ladies and Gentlemen, and thank you for joining us.

With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza. Several other members of the management team are here with us and may participate in the Q&A.

Dave will discuss the financial statements. Then I will discuss my observations as the new CEO. After which, we will take your questions. Dave …

Dave Piazza:

Thanks, Keith. Good afternoon, everyone. I spoke to you on last quarter’s call with our departing CFO, John Wright, as the new CFO elect. Today I come to you as part of a new management team led by Keith Hagen. First I will go into the details of the financial results that we released this morning, and then I will discuss the status of our Sarbanes-Oxley work.

Let’s begin with a discussion of the numbers for the quarter.

We are reporting a Net (Loss) before preferred stock accretion, of $(4.0) million for the quarter. This compares to a Net (Loss) of $(16.3) million in the third quarter of 2004, and compares to Net Income of $1.3 million in the second quarter of this year. First I would like to discuss some specific items in this quarter, and then go into some comparisons of operating results between the quarters. Those Q3 items that warrant separate discussion are as follows:

1.	First, we recorded an additional $1.1 million during the quarter for the loss on the lease obligation related to our abandoned headquarters building in San Rafael, California. In Q4 of 2004 we took a similar but much larger charge of $4.2 million. At that time, we evaluated our sublease opportunities, and believed that we would be able to sublease at least part of that property by Q3 of 2005. However, we have been unable to do so, and many of the creative ideas we had for marketing the property have been rendered ineffective due to the poor overall demand in San Rafael, and quite possibly due to the building itself – it is not suitable to a lot of tenants due to its custom nature, even if there were a healthy market. Consequently, we are taking this charge as a result of the change in the market conditions and passage of time since our initial evaluation. By the way, we have been actively marketing that property since 2002.

2.	Similarly, we re-evaluated the loss on the lease obligation related to our closed Financial Services Division, in San Marcos, California. We have recorded an additional loss of $800K related to this lease during the current quarter, and this loss is presented in the Income Statement line, Loss from discontinued operations.

3.	Also during the quarter, we announced the sale of our EDI division in Kansas City back in September. The revenue from this division was approximately 1% of our total revenue. We have recorded a gain on the sale of this division amounting to $383K in the current quarter, and this gain is presented in our G&A line item.

4.	Finally, we had significant severance costs in the quarter. On August 31, John Wright, our previous CFO, left the Company. In September, The Board of Directors announced that Larry English, our Chairman and CEO, was stepping down as CEO of the Company, being replaced by Keith Hagen on October 17, and stepping down as Chairman of the Company, being replaced by Bob Pevenstein on December 31. Finally, also in September we announced that Dean Souleles, our former CTO, would be leaving the Company, effective October 31. The Company has filed the terms of each of these executive separation agreements on Forms 8-K. In accordance with GAAP, the costs of these separation agreements to the company in terms of severance pay, acceleration of stock benefits, and other benefits is required to be recorded in the current quarter, regardless of when the payments are made. Accordingly, we have recorded approximately $3.2 million of severance expense during the quarter, most of which is included in G&A. Of this total, approximately $2.3 million will require a direct outlay of cash by the Company.

I would now like to go back to the discussion of Net (Loss) before preferred stock accretion of $(4.0) million for the quarter, and discuss it in terms of the items I just described. The total impact of those four items represents $4.7 million of net charges, included in our quarterly Net loss. So, on a proforma basis, if we added those items back, the Net Loss would be adjusted to become a proforma Net Income before preferred stock accretion of almost $700K. This proforma amount is comparable to our reported Net Income of $1.3 million in the second quarter of this year.

Loss from operations is $(2.8) million for Q3, as reported. This compares to Income from operations for Q2 of $1.2 million, and Loss from operations of $(3.7) million in Q3 of 2004. Adjusted for severance charges, the loss on the San Rafael lease, and the gain on the sale of the EDI business, the reported Q3 2005 Loss from operations of $(2.8) million would, on a proforma basis, become Income from operations of approximately $1 million.

Turning to the top of the income statement, our Revenues of $30 million for the quarter compare to an average of about $30 million over the past four quarters. That’s a fairly flat performance, which we are not happy with. However, as we have discussed before, the primary reason, among other factors, is the lack of new Affinity sales. License and installation revenues have fallen behind plan during the third quarter, due primarily to the lack of Affinity sales and installations in both 2004 and 2005. As you know, we have reported no new Affinity customers this year so far, and only had three in 2004. We did report an Affinity clinical suite sale to Westerly Hospital in September, but they were an existing revenue cycle Affinity customer so we count that as an Affinity vertical sale. But speaking of verticals, they and other sources of sales continue to be strong this quarter as they have been for the first six months of the year. Year-to-date, we are only about 10% below our overall bookings plan, in spite of the fact that we have made no new Affinity sales. In addition, hardware revenues are unusually low this quarter, due to some adjustments related to remediation of our revenue cycle control deficiencies.

Gross margin for Q3 2005 is reported as 62%. This compares to 64% in Q2, and 60% in Q3 of last year. This is consistent with our historical-based expectations that overall gross margin should be in the low 60% range.

Operating expenses for the quarter total $21.5 million, compared to $18.5 million in Q2, and $22 million in Q3 of 2004. Eliminating the effects of severance, the San Rafael lease loss and the gain on the sale of the EDI division discussed above, the resultant proforma total operating expenses for the quarter would be $17.6 million.

•	G&A expenses for Q3 are $8.3 million, but proforma they are $5.8 million without the severance charges and gain on the EDI sale. This $5.8 million compares to $5.6 million in Q2, adjusted for some one time items reported in that quarter; G&A in Q3 2004, however, was $7.4 million on a comparable basis. The decrease from the year ago period is due primarily to reductions in headcount-related expenses, professional fees, and rent expense.

•	Software Development expenses for the quarter are $7.8 million, but are proforma $7.5 million without the severance charges. This compares to $7.7 million last quarter, and $7.1 million in Q3 2004.

•	Sales and marketing expenses for Q3 are $3.2 million. This compares to $3.5 million last quarter, and $5.9 million in Q3 of 2004. The decrease from the year ago period is due primarily to:

•	a $1.4 million decrease in commissions, half of which, or $700K, is due to a change in the commission accounting in 2004, and the remainder is due to commissions earned for the periods;

•	a reduction of roughly $1 million in salaries and other headcount-related expenses between the periods;

•	and the balance is due to reductions in travel and other departmental costs.

Other income and expense is comparable between periods, except that in Q3 of 2004, the company reported loss on the retirement of its 2005 and 2008 notes, and related interest expense on those notes.

Finally, I would like to talk about Cash and Cash Flow. We are reporting $34 million of cash and cash equivalents at the end of the quarter, compared to $29 million at June 30, $20 million at March 31, and $22 million at December 31, 2004. This increase in cash is due in large part to two main factors:

•	we reduced operating expenses in our January 2005 reorganization, which cut approximately $9 million of annualized expense from the company;

•	we have made significant progress in remediating our PeopleSoft conversion revenue cycle control weaknesses that we first reported in March; one of the benefits of this remediation is more timely billings for converted contracts, and aggressive collections of our billings in 2005.

It should be noted, however, that we will have some significant Q4 cash outlays, including the dividend payment of the preferred stock in October, payment of most of the aforementioned cash basis severance costs, and some large insurance premium renewals. In addition, the effects of seasonality on collections may result in lower average monthly collections during Q4 than in the first nine months of the year.

In summary, cash flow provided by operating activities is $6.0 million for this current quarter, compared to $8.9 million in Q2; this compares to $2 million of Cash used in operating activities for Q3 of 2004.

Now let me address internal controls. First of all, as you will see in our 10-Q that is being filed this afternoon, we are reiterating our report regarding the control deficiencies and material weaknesses in our revenue cycle and closing cycle that we first reported in our 10-K back in March, and that these control deficiencies have not been remediated as of September 30, 2005. You should know that we are required to make a report of this nature until we have successfully completed our 2005 year-end control testing, and have successfully passed those tests; further it will be necessary that our independent accountants, BDO Seidman, have also successfully conducted and completed their year-end internal control testing, enabling them to render an opinion. Once both the company and BDO have completed this work, and have agreement on the results of that work, only then will we be able to change our reported conclusion regarding these material weaknesses. Thus we believe the earliest that our internal control report might change, will be in our 2006 10-K, to be filed next March.

With that said, let me tell you about the work that we have been doing in this area. We have hired GR Consulting Group, an independent consulting firm that specializes in Sarbanes Oxley work. For the past two and a half months, they have been assisting us

•	in assessing the control environment in a dozen or so transaction cycles,

•	in preparing 2005 control documentation,

•	in performing cycle risk analysis,

•	in identifying and remediating control deficiencies,

•	and, finally, in designing and performing control testing in these cycles.

GRC, together with the company personnel, have been devoting full time to this initiative since August. Particular attention is being paid to the areas of the revenues, general ledger, monthly account reconciliations and other closing cycle controls.

Organizationally, during the second quarter, we have hired new personnel in the accounting group, replacing substantially all key positions, and we have created and staffed a five-person Revenue Assurance team. So, in spite of the reports that we continue to make regarding our material weaknesses, we are devoting significant resources to resolve each of our control deficiencies as expeditiously as possible.

Now I’ll turn the conversation back to Keith.

Keith Hagen:

Thank you, Dave.

Clearly we have had some one-time financial events this quarter. We have tried to provide enough information so that our investors, potential investors, clients and potential clients can see that our underlying financial story is a positive one.

I took over as the new CEO for QuadraMed on October 17th. I left a secure, high paying and promising career with Misys to join QuadraMed because I believe in this company, in its products, in its people and in its customers.

I am confident that QuadraMed’s best days are ahead and I intend to lead and grow the company to achieve its maximum potential.

With 21 years of experience in healthcare information technology I have a good understanding of our market so I have spent my first few weeks intensely focusing on the current state of the QuadraMed products, our sales efforts, our financials and our people.

I have certainly been impressed with what I’ve found.

Jim Klein, our new Chief Technology Officer and Executive Vice President of Product Management, is the perfect person to define our product and technology strategy. Jim is a nationally recognized expert in the area of healthcare information technology and has over 25 years experience in the industry. As Vice President and Research Director with Gartner, Jim gained an unparalleled view of the broad healthcare market.

I am very confident that our product and technology direction are in the right hands.

We also have new sales leadership within the company. Jim Milligan, our Senior Vice President of Sales, has over 20 years of Hospital and physician information systems experience. Jim brings new ideas and new energy to our sales efforts.

Jim recently hired Carl Schneider, who himself has over 25 years of healthcare sales experience, to lead our new Affinity sales team. Again, injecting new life back into our sales efforts.

Clearly we intend to have people with extensive industry experience in our key leadership roles.

One place within the business that I felt was lacking is marketing.

QuadraMed has a healthy footprint within the Hospital market. We have a lot of great products that meet the needs of our customers. However, we have not done a good job of getting that word out. The QuadraMed brand does not adequately represent the full breadth of products and services that the company delivers today. Our messaging is not clear and our story is not being told.

To remedy this and to emphasize the importance of this effort, I am adding a Senior Vice President of Corporate Development to the executive team. This individual will help us to articulate and drive our message to the market.

I recently joined Jim Milligan and Carl Schneider for a day and a half with the new Affinity sales team reviewing our sales pipeline. I am very encouraged by the sales team that we have in place. They are highly experienced, highly motivated seasoned professionals that are committed to selling new name Affinity contracts.

I was encouraged by the opportunities and the level of activity in our market. As you know we have not made a new name Affinity sale since December of last year. However, deals are being signed; we just need to get them to sign with us.

It was a pleasure to hear of all the competitive situations that we are in and how the features and functions of the Affinity product so often win the votes of the clinical staff and the back office financial groups.

It was also frustrating to hear the opportunities we’ve lost because our competitors are successful in planting concerns about our long-term financial viability into the minds of our prospective customers.

I’m confident that our prospective buyers will start to see through the negative selling sales strategies of our competitors and will understand, based on the size of our install base, the longevity of the Affinity product and the proforma net income as Dave described, that QuadraMed is a stable company poised for growth.

Certainly current Affinity clients think so. In September I was able to attend the QuadraMed Users Group meeting in San Antonio, Texas. We had over 500 users in attendance. The atmosphere of the event and the comments I received from the users were all very positive. The user base appears pleased with our products and services, which is evidenced by the strong Affinity vertical sales that Dave mentioned.

Although we speak a lot about Affinity sales, it is important to remember that we have a wide breadth of product offerings including our award-winning Quantim product suite, our Government business, MPI offerings, Tempus Scheduling and Performance Measurement to name a few. All of our products are important, they will all get my attention and they will all be used to leverage our future growth.

In closing let me say that I am very optimistic about the opportunities that QuadraMed has before it, and I am excited to lead the Company forward into this new era.

Thank you.

We’ll now open it up for questions.

Operator:

Thank you. We will conduct the question-and-answer will be conducted electronically. If you would like to ask a question, please touch *1 on your touchtone telephone at this time. Also, as a reminder, if you’re on speaker phone, please remove your mute function to allow your signal to reach our equipment. Once again, that’s *1 if you’d like to ask a question or comment. We’ll pause for a moment.

The first question will be from Joe Colquhoun of Avenue Capital.

Colquhoun:	Hi, guys. Dave, I look at the EBITDA calculation that you’ve got in the press release, and I adjust it for the extraordinary items for the quarter, I’m coming up with about $4.5 million of EBITDA in this quarter versus negative EBITDA of almost $2 million in the comp quarter. It certainly shows a lot about what you’ve been able to accomplish, particularly on the cost side with sales remaining flat. Am I doing this right?

Piazza:	The calculation that we presented, Joe, in the back of the press release goes thru Exhibits 4 and it shows exactly how the EBITDA that I refer to was calculated. It starts with net loss prior to preferred stock accretion and adds back specifically the interest expense, interest income, provision of benefit for income taxes, depreciation and amortization off the cash flow statement. The one that shows on the income statement isn’t all depreciation and amortization; there’s other stuff buried in the cost of services elsewhere so if you pick up the number for the quarter of $3.5 million off the cash flow that would be the number to add back. And so the total technical adjustments allowed for an EBITDA calculation would be only $3.8 million roughly.

Colquhoun:	OK. But I’m talking about an adjusted EBITDA after some of these extraordinary items that goes through GS&A and…

Piazza:	For that type of calculation, you could add back those as well.

Colquhoun:	…and there I’m coming up with pretty dramatic improvement. You mentioned in your remarks that some of the cash severances will be one of the cash uses in the 4th quarter, do you have an approximation of what percentage of what you identified as a cash severance will go out in the 4th quarter.

Piazza:	Approximately $2 million of that number will go out in the 4th quarter.

Colquhoun:	OK. Also with respect to the facilities in San Rafael and San Marcos, where we have these additional charges. Is it possible that there will be more charges in future quarters from that?

Piazza:	It’s unlikely that there will be any charges in the near future quarters. We’ve looked very conservatively in terms of our assumptions and I wouldn’t expect to have anything in that regard for the next year, maybe two years.

Colquhoun:	Great. Great. And Keith, we haven’t met, but welcome to Quadramed, or maybe welcome back, since I guess at one point you were with a predecessor company.

Hagen:	I was. Thank you, Joe.

Colquhoun:	Can you sort of give us a little flavor as to competitive strengths and weaknesses in the products? Maybe we could talk a little bit more about that. Maybe what types of products you see the most near-term opportunities in?

Hagen:	Well, I think we have opportunities with all of our products. One of the things I’ve been focusing on is to really understand the potential within all of the different areas and all of the different segments. We talk a lot about the Affinity product, we talk about our competitors in the Affinity market. Affinity is important to us and it’s our largest ticket item product and is important for us and our future. But the other products in the other areas are very positive. Tempus Scheduling, Quantim Suite, the work we are doing with the government, the MPI business, our Performance Measurement Group, all of those areas are showing strong sales so far this year and I’m very confident about those. So that’s just part of what I’m looking at. To make sure that we are investing and focused in all of these areas and we’re understanding what our competitors are in those different segments so that we have sales and marketing strategies to grow each of those individual businesses.

Colquhoun:	Sounds great. Thank you very much.

Hagen:	Sure, thanks.

Operator:	Just a reminder. Press *1 if you have a question. We have a question from Todd Cohen with MTC Advisors.

Cohen:	Just a quick follow-up. How much longer is the San Rafael property on the books for?

Piazza:	The lease expires at the end of 2009.

Cohen:	2009. OK. When do you think it will be when we will have an opportunity to see some numbers released without all of the extraordinary items. My head is kind of spinning here trying to follow everything. I’m kind of wondering when we can see that cleaned up a little bit.

Piazza:	I can’t tell you specifically there won’t be any more charges, but we certainly don’t plan on having these kind of charges. There will always be some unusual items from quarter-to-quarter. But significant ones that we know of we have identified here and reported. And again, if there were other ones that we knew about we would report them now, but they certainly are not on the horizon that we could tell you about right now.

Cohen:	And also you were highlighting some of these cash outlays in the fourth quarter and cash differences in the fourth quarter. Can you quantify those? Give us kind of a range, a number on all of the items that you made reference to.

Piazza:	Well, I just answered the question regarding what I thought the cash severances would be for the quarter — which is about $2 million. Then the dividend payment is going to be about $1.6 million and there’s probably roughly about $1 million in insurance premiums that will take place in the fourth quarter.

Cohen:	So that’s about $4 and $5 million without…without anything else.

Piazza:	Yes.

Cohen:	Thank you

Hagen:	And Todd, this is Keith. Just wanted to, as far as the kind of extraordinary items, the last quarter was clean as an example, so as Dave said, we can’t predict, but we have reported everything that we know.

Cohen:	Thank you.

Operator:	And we’ll take our next question from David Hayes, a private investor.

Hayes:	Keith, Dave. Good Afternoon. How are you?

Piazza:	Hello. How are you?

Hayes:	I’m doing well, Dave. I met you back in the Tempus days. And, Keith, I think also. Congratulations on your appointment. I have two questions for you from the investor perspective. I would like to know a little bit more in a sense of the acquisition opportunity that QuadraMed turned down, not so much as to who it was, but the rationale from management, the directors, for why we have foregone that opportunity and how that relates to our opportunities in the future. I guess the second question I keep coming back to on the conference calls is a little bit about strategic vision. And, Keith, I think you may have addressed a little bit of that, but as an investor and maybe even as a customer, what are you guys thinking of in the sense of growing the top number. You’ve done an excellent job on the expense side, but where do we go? I guess that’s been an ongoing question that I’ve had about the past year. So, I’ll just leave it up to you for your comments.

Hagen:	Thanks, David. As far as the acquisition we published out in our public statements last quarter the information that we can provide and I really don’t have anything to add to what we already put out relative to the decisions that were made, but clearly the Board was looking at what they felt was in the best interests of the shareholders and made the appropriate decision. Related to the strategy, I’m going to say that after 3 1/2 weeks it’s going to be premature for me to lay out that whole strategy, but the reason that I’ve added a Senior Vice President to the Executive Team is for that very reason. For the last six years I’ve had the opportunity to watch QuadraMed from the outside as somebody who is very interested in the business, and the customers and the products because I did spend 14 years with CompuCare which was acquired by QuadraMed in 1999, and was involved with the development of the Affinity product from literally day one. It is a business that I kept an eye on and I would say that I agree with your statement that a good product strategy and direction hasn’t been laid out. And that is what we endeavor to do over the next couple of months and to be able to provide that out to investors, the market, to perspective customers, our employees. That is absolutely a goal. But beyond that, it’s premature for me to lay that out for you right now.

Hayes:	Thank you.

Operator:	Just a reminder that it is *1 if you do have a question or comment. We have a question from Chris Cook at Zazove Associates.

Cook:	Thanks for taking my question. I realize you’ve only been there for a short time, but given your meeting with the Affinity sales force, do you see any prospects for an Affinity sale either in the fourth quarter or in the first half of 2006? Or do you have to go through a strategic initiative or reworking of the corporate message and repositioning of Affinity before you see any sales?

Hagen:	No, we certainly have prospects in the pipeline. We have opportunities that we are working every day. The marketing, the messaging is really driven at helping to build our pipeline and generate more sales in the future. But we certainly have a pipeline that we’re working. We have a very dedicated and motivated sales force, we have a dedicated executive sales team to drive business. I can’t predict for you when we’ll see our first Affinity sale, but we do have active opportunities that we are working right now.

Cook:	Thank you.

Operator:	Just a reminder that it’s *1 if you do have a question or a comment.

Operator:	We have no further questions at this time. I’ll turn the call back over to you, Mr. Hagen, for any final closing remarks.

Hagen:	Thank you. Thank you, everyone. I appreciate your time and appreciate your interest in QuadraMed. Have a good evening.

Piazza:	Thank you, everyone.

Operator:	That concludes today’s conference. Thank you for your participation.